EX-4.jjj

                                       JACKSON NATIONAL LIFE
                                           INSURANCE COMPANY  [Graphic Omitted]
                                             A STOCK COMPANY

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                JOINT [5%] FOR LIFE GUARANTEED MINIMUM WITHDRAWAL
                    BENEFIT WITH ANNUAL STEP-UP ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE OF THE CONTRACT, UNLESS ANOTHER EFFECTIVE DATE FOR THIS ENDORSEMENT IS SHOWN BELOW. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

PLEASE NOTE: THIS ENDORSEMENT CANNOT BE TERMINATED INDEPENDENTLY FROM THE CONTRACT TO WHICH IT IS ATTACHED.

THE CONTRACT IS AMENDED AS FOLLOWS:

1) The following language is added to the CONTRACT DATA PAGE of the Contract:

"Please note that due to Your selection of this endorsement, You cannot make any allocations to the Indexed Fixed Option, if available under Your Contract.


GUARANTEED MINIMUM WITHDRAWAL     On a calendar  quarter basis, the charge equals [X.XXXX]% of
BENEFIT (GMWB) CHARGE:            the Guaranteed Withdrawal Balance (GWB) and is deducted from the Contract Value (i) at the end of each calendar  quarter;
                                  and  (ii)  upon  termination  of the  GMWB.  Upon  an  Owner
                                  initiated  step-up,   the  Company  reserves  the  right  to
                                  increase the GMWB Charge,  subject to a maximum GMWB Charge, on a quarterly basis, of [X.XXXX]%.

                                  The GMWB Charge will be discontinued upon the earlier of the termination  of  this  benefit  or the  date  on  which  the
                                  Contract Value equals zero."

2) The following language is added to the DEFINITIONS section of the Contract:

"COVERED LIFE. On Qualified Plan contracts, the Owner and the primary spousal Beneficiary named as of the effective date of this endorsement will each be considered a Covered Life. On Nonqualified Plan contracts, the Joint Owners will each be considered a Covered Life. The Covered Lives may not be subsequently changed.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA). The maximum amount the Owner is allowed to withdraw each Contract Year, subject to the exception stated in this endorsement, for the guarantee to remain fully effective.

7509

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GUARANTEED WITHDRAWAL BALANCE (GWB). The guaranteed amount available for future periodic partial withdrawals.

REQUIRED MINIMUM DISTRIBUTION (RMD). For certain qualified contracts, the Required Minimum Distribution is the amount defined by the Internal Revenue Code and the implementing regulations as the minimum distribution requirement that applies to this Contract only."

3) The following language is added to the WITHDRAWAL PROVISIONS of the Contract:

"[5%] FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT. The GMWB allows the Owner to make periodic partial withdrawals, prior to the Income Date, for the longer of: 1) the lifetime of the last surviving Covered Life if the For Life Guarantee is in effect or 2) until the total periodic withdrawals equal the GWB at the latest of election or step-up plus any subsequent premiums net of any applicable premium taxes (subject to the [$5,000,000.00] limitation discussed below), regardless of the performance of the Investment Divisions or level of the Contract Value. The guarantee is fully effective if periodic partial withdrawals taken within any one Contract Year do not exceed the greater of the GAWA or the RMD. The GWB will automatically "step up" to the current Contract Value (if greater than the GWB) on each of the first [10] Contract Anniversaries following the effective date of this endorsement. Thereafter, the Owner may "step up" the GWB to the current Contract Value at any time after one year from the prior step-up, subject to the Guaranteed Withdrawal Balance Step-Up provisions. Withdrawals under the GMWB are non-cumulative; therefore if the Owner does not take the GAWA or RMD in one year, the Owner may not take more than the greater of the GAWA or RMD as a guaranteed withdrawal in subsequent years.

The withdrawals made under this endorsement are considered to be the same as any other partial withdrawals for the purposes of calculating any other values under the Contract or any other endorsements attached to the Contract.

For purposes of this endorsement, partial withdrawals are considered to be the entire amount withdrawn from the Contract, including any applicable charges and adjustments for such withdrawals. The total amount received under the guarantee may be less than the GWB at election or step-up due to the application of these charges and adjustments.

A partial withdrawal in excess of the Withdrawal Value will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the greater of the GAWA or RMD. A partial withdrawal in excess of the Contract Value will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the greater of the GAWA or RMD. In this case, the Contract Value will be set to zero and the Contract Value Reduces to Zero provision will apply.

If the age of either Covered Life is incorrectly stated at the time of the election of the GMWB, on the date the misstatement is discovered the Contract Value will be adjusted by the difference between the GMWB Charges actually paid and the GMWB Charges that would have been paid assuming the correct ages. Future GMWB Charges will be based on the correct ages. If the age at election of either Covered Life falls outside the allowable age range, the GMWB will be null and void and all GMWB Charges will be refunded.

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

ASSESSMENT OF GMWB CHARGE.

The GMWB Charge is as specified above. This charge will be deducted at the end of each calendar quarter on a pro rata basis from the Separate Account Contract Value and the Fixed Account Contract Value. GMWB Charges applied to the Separate Account Contract Value result in a redemption of Accumulation Units. The GMWB Charge will not affect the value of the Accumulation Units. The first GMWB Charge will be assessed on a pro rata basis from the effective date of this endorsement to the end of the first calendar quarter after the effective date of this endorsement. Upon termination of the GMWB, a pro rata GMWB Charge will be assessed against Your Contract Value for the period since the last quarterly GMWB Charge.

GUARANTEED WITHDRAWAL BALANCE.

On the effective date of this endorsement, the GWB is determined as follows and is subject to a maximum of [$5,000,000.00]:

1. If elected as of the Issue Date of the Contract, the GWB equals the initial Premium, net of any applicable premium taxes.
2. If elected after the Issue Date of the Contract, the GWB equals the Contract Value on the effective date of this endorsement, less any applicable Recapture Charges that would be assessed on a full withdrawal.

With each subsequent Premium received after this endorsement is effective, the GWB will be recalculated to equal the GWB prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, subject to the maximum shown above.

With each partial withdrawal, the GWB is reduced. If You choose to withdraw an amount that exceeds the greater of the GAWA or RMD during any Contract Year, the guarantee provided by this endorsement may be reduced to an amount less than the GWB at election or step-up.

Partial withdrawals will affect the GWB as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or RMD, the GWB is equal to the greater of:
    a.  the GWB prior to the partial withdrawal less the partial withdrawal; or
    b.  zero.
2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or RMD, the GWB is equal to the lesser of:
    a. the Contract Value after the partial withdrawal less any applicable Recapture Charges that would be assessed on a full withdrawal; or
    b. the greater of the GWB prior to the partial withdrawal less the partial withdrawal, or zero.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT.

On the effective date of this endorsement, the Guaranteed Annual Withdrawal Amount is equal to [5%] of the GWB.

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

With each subsequent Premium received after the effective date of this endorsement, the GAWA will be recalculated to equal the GAWA prior to the Premium payment plus [5%] of the subsequent Premium payment, net of any applicable premium taxes, or [5%] of the increase in the GWB, if less.

Partial withdrawals will affect the GAWA as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or RMD and the For Life Guarantee is effective, the GAWA will be unchanged.
2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or RMD and the For Life Guarantee is not effective, the GAWA is the lesser of:
    a.  the GAWA prior to the partial withdrawal; or
    b.  the GWB after the partial withdrawal.
3. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or RMD, the GAWA is the lesser of:
    a. [5%] of the Contract Value after the partial withdrawal less any applicable Recapture Charges that would be assessed on a full withdrawal; or
    b.  [5%] of the GWB after the partial withdrawal.

FOR LIFE GUARANTEE

While the Contract is still in force with a Contract Value greater than zero and before the Income Date, the For Life Guarantee becomes effective on the later of:

1. the Contract Anniversary on or immediately following the youngest Covered Life's [65th] birthday; or
2.  the effective date of this endorsement.

At the time the For Life Guarantee becomes effective, the GAWA is reset to equal [5%] of the current GWB.

The For Life Guarantee is terminated when the GMWB is terminated.

CONTRACT VALUE REDUCES TO ZERO.

If the Contract Value is reduced to zero, all other rights under the Contract cease (except for the right to change the Beneficiary), no subsequent Premium payments will be accepted, and all other endorsements are terminated without value.

If the For Life Guarantee is effective, the Owner will receive annual payments of the GAWA until the death of the last surviving Covered Life.

If the For Life Guarantee is not effective, the Owner will receive annual payments of the GAWA until the GWB, if any, is depleted. The last payment will not exceed the remaining GWB at the time of payment.

Subject to the Company's approval, the Owner may elect to receive payments more frequently than annually. However, the sum of the payments made during the year may not exceed the annual payment amount described above.

With each payment, the GWB is reduced by the amount of the payment until the GWB is depleted.

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

Upon the first death of a Covered Life, payments will be made to the surviving Covered Life.

Upon the death of the last surviving Covered Life, the Beneficiary will receive the scheduled payments until the remaining GWB, if any, is depleted. No other death benefit or Earnings Protection Benefit will apply.

GUARANTEED WITHDRAWAL BALANCE STEP-UP.

On each of the first [10] Contract Anniversaries following the effective date of this endorsement, the GWB will automatically step up to the Contract Value if the Contract Value is greater than the GWB.

On or after the [11th] anniversary of the effective date of this endorsement, the Owner may elect to step up the GWB. Step-ups may be elected anytime after one year from the prior step-up. Upon election of a step-up, the Company reserves the right to prospectively increase the GMWB Charge, subject to the maximum GMWB Charge indicated in this endorsement. The request will be processed and effective on the day We receive the request in Good Order.

At the time of step-up:

1.  The GWB equals the Contract Value, subject to a maximum of [$5,000,000.00].
2.  The GAWA is the greater of:
    a.  [5%] of the new GWB; or
    b.  the GAWA prior to the step-up."

4) The following language is added to the DEATH BENEFIT PROVISIONS of the
Contract:

"Upon the death of the Owner or the death of any Joint Owner, while the Contract is still in force and before the Income Date, the GMWB terminates without value.

Upon continuation of the Contract by the surviving Covered Life, the GMWB will remain in force and may not be subsequently terminated independently from the Contract to which it is attached. No adjustments will be made to the GWB or the GAWA at the time of continuation. Step-ups will continue automatically or as permitted in accordance with the rules described under the Guaranteed Withdrawal Balance Step-Up provision. Contract Anniversaries will continue to be based on the anniversary of the original Contract's Issue Date. Continuance of automatic step-ups will continue to be based on the original effective date of this endorsement upon spousal continuation. If the For Life Guarantee is already in effect, it will remain in effect. If the For Life Guarantee is not in effect upon continuation, it will become effective in accordance with the For Life Guarantee provision and will be based on the youngest original Covered Life's age.

Upon continuation of the Contract by a surviving spouse who is not a Covered Life, the spouse may elect to terminate the GMWB on the Continuation Date and thereafter no GMWB Charge will be assessed. If the spouse does not make such election on the Continuation Date, the GMWB will remain in force and may not be subsequently terminated independently from the Contract to which it is attached. All conditions upon continuation of the GMWB (as described above) will apply except that the For Life Guarantee is null and void."

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TERMINATION OF THE GMWB. The GMWB will terminate, a pro rata GMWB Charge will be assessed against Your Contract Value for the period since the last quarterly
GMWB Charge, and all benefits under this endorsement will cease on the earlier of:
1. the date the Owner elects to receive income payments under the Contract; 2. the date of a full surrender;
3. the date upon which the Contract terminates because the Owner or any Joint Owner dies, unless continued by the spouse;
4. the Continuation Date if the surviving spouse elects to terminate the GMWB and the spouse is permitted under the terms of this endorsement to make such election; and
5. the date upon which all obligations for payment under this endorsement have been satisfied after the Contract has been terminated.

Endorsement effective date (if different from Issue Date of the Contract):
_______________________________


                                        SIGNED FOR THE
                                        JACKSON NATIONAL LIFE INSURANCE COMPANY

                                        /s/ Clark P. Manning, Jr.

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

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